Exhibit 99.1

Altaba Inc.

Consolidated Statement of Assets and Liabilities

As of September 30, 2023

($ in thousands, except per share amounts)

(unaudited)

ASSETS
Dividend receivable	$7
Unaffiliated investments at fair value (cost $751,336)	751,773
Interest receivable	—
Income tax receivable	691,634
Other assets	663

Total assets	$1,444,077

LIABILITIES
Payable to directors, officers and employees	$13,131
Payable to advisor	41
Other liabilities	3,399

Total liabilities	$16,571

Total net assets	$1,427,506

Shares outstanding	519,511,366

NAV per share	$2.75